EXHIBIT 10.9

PREVIEW SYSTEMS, INC.

OFFICER RETENTION, SEVERANCE, AND ACCELERATED VESTING
AGREEMENT

Name:   Vincent Pluvinage                                                                 Date:   April 17, 2001

             Preview Systems wishes to provide you with an incentive to continue in the service of the Company through certain potential transactions and for a reasonable period of time thereafter.  If you wish to receive the benefits of the Retention Bonus, Severance and Accelerated Vesting Agreement, please sign the bottom of this letter indicating your acknowledgement and agreement to the terms described in this letter, and return it to HR no later than 5:00 p.m. on April 24, 2001.

Retention Bonus Amount:

•	Lump sum payment equal to six months of your base salary plus 50% of your target bonus for this year, reduced by applicable withholding taxes (the “Retention Cash Bonus”); provided that such net amount of the Retention Cash Bonus shall be used to automatically and without further action by you offset in part that certain promissory note with a principal amount of $175,000 issued by you in October 2000 and later amended in March 2001.

•	Forgiveness of Promissory Notes: The Company will forgive the aggregate of $937,475 principal on the promissory notes issued in connection with your purchase of 250,000 shares of Company common stock in October 1997, December 1997 and January 1998 and your purchase of 125,000 shares of Company common stock in July 1999, plus the accrued interest on the entire principal amounts of these notes (the “Retention Note Forgiveness Bonus” and together with the Retention Cash Bonus, the “Retention Bonus”). In accordance with applicable tax law, the aggregate forgiven amount shall be reported as taxable income to you on your Form W-2 for the year in which such amount is forgiven according to the payment schedule below. In addition, you will receive a one-time tax gross-up payment equal to the amount of state and federal income tax (but excluding any other applicable taxes, if any) payable by you with respect to the amount of interest forgiven on the notes, with the documentation for the estimated income tax liability on such interest to be provided to the Company by you prior to any such payment. You will also receive a one-time tax gross-up payment of up to $300,000 to be used for the payment in part of the amount of state and federal income tax (but excluding any other applicable taxes, if any) payable by you with respect to the amount of principal forgiven on the notes, with the documentation for the estimated income tax liability on such principal forgiveness to be provided to the Company by you prior to any such payment. You will remain liable for all remaining taxes payable with respect to the amount of forgiven principal on the Note.

Severance Benefits:

•	Lump sum payment equal to twelve months of your base salary plus 100% of your target bonus for this year, reduced by applicable withholding taxes.

•	Coverage under the Company’s director and officer liability insurance program for a period of 3 years following the termination date, but only if and to the extent that such insurance is maintained for other officers and directors of the Company in general.

•	Reimbursement for COBRA coverage under the Company’s medical, dental, and vision insurance benefits at Company expense until the earlier of 1 year after termination of your employment with the Company, or the date on which you become eligible for medical insurance coverage from another employer, or the date on which COBRA coverage is no longer available under the Company’s plans or a successor’s plans. In the event that COBRA coverage ceases to be available because no group health insurance plans are maintained by the Company or a successor for active employees during the above 1 year period and prior to your eligibility for medical insurance coverage from another employer, the Company will purchase an individual policy providing for equivalent coverage for the remainder of the coverage period described above, if any.

Tax Advice Allowance:

Lump sum payment of $10,000 (on an estimated after-tax basis) to be made on April 30, 2001, for fees incurred in obtaining tax or accounting advice with respect to this Agreement (excludes work performed by Arthur Anderson and Venture Law Group).

Accelerated Vesting:

•	100% of previously unvested options or unvested stock subject to repurchase

Conditions for Receipt of the Retention Bonus:

You will receive the Retention Cash Bonus on June 30, 2001 if you continue in the active full time employment of Preview until June 30, 2001.

You will receive the Retention Note Forgiveness Bonus if you continue in the active full time employment of Preview until the completion of the sale or liquidation of the Company and all associated wind-down activities.

If you are terminated by the Company without Cause at any time after the effective date of this Agreement, you will receive any Retention Bonus which has not been paid to you (or forgiven, with respect to the Retention Note Forgiveness Bonus) by the Company at such time, provided you sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) no later than seven days following the termination of your employment.

“Cause” for purposes of this agreement shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries (ii) repeated unexplained or unjustified absence from the Company, (iii) violation of the Company’s prohibitions on harassment and discrimination or other material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

Conditions for Receipt of Severance Benefits:

•	Your employment with the Company is terminated by the Company other than for Cause.

And you meet each of the following conditions:
•	You maintain the confidentiality of this Severance offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) no later than seven days following the termination of your employment..

Condition for Receipt of Accelerated Vesting:  You will receive the Acceleration of Vesting on the earlier of the following events:

•	You are employed by the Company immediately prior to the closing of a transaction involving the sale of substantially all of the Company’s assets or the acquisition of more than 50% of the voting shares of the Company’s stock.

•	You are terminated from your employment by the Company other than for Cause, and you sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) no later than seven days following the termination of your employment..

Preview Systems, Inc.

By:

Name: Bruce Bourbon
Title: Director and Member of the Company’s Compensation Committee

By:

Name: Gerard Langeler
Title: Director and Member of the Company’s Compensation Committee

By:

Name: Jo Ann Heidi Roizen
Title: Director and Member of the Company’s Compensation Committee

ACKNOWLEDGED AND ACCEPTED:

Date:

Vincent Pluvinage